Exhibit 10.1

April 12, 2019

Scott P. Youngstrom

318 Cazador Lane, #A

San Clemente, CA 92672

Re:Retention Bonus

Dear Scott:

To provide you with an incentive to remain actively employed by ReShape Lifesciences, Inc. (the “Company”) and to work diligently and professionally, the Company offers you a Retention Bonus as described in this Agreement (this “Agreement”).

1.Duration.    The term of this Agreement is from the date hereof to the close of business on October 1, 2019 (the “Resignation Date”), unless terminated earlier as set forth below.

2.Title.    You will continue to be employed as Chief Financial Officer and Senior Vice President, Finance, devoting your best professional efforts, time and skill to the performance of the duties set forth in your current job description, and as may be revised by the Company.

3.Retention Bonus.  The Company agrees to pay you a one-time retention bonus in the gross amount of $90,000 and 100% of your maximum payout under the Company’s Management Incentive Plan for 2019, without regard to actual performance (collectively, the “Retention Bonus”) subject to the terms described below.  In order to receive the Retention Bonus, which would be paid not more than 20 business days after the later of the Resignation Date or the date when the rescission periods set forth in your Release (as defined below) have expired, you will (i) need to be Continuously and Actively Employed (as defined below) from the date hereof until the Resignation Date, (ii) provide notice of your resignation no later than the close of business on August 1, 2019, to be effective on the Resignation Date, (iii) resign effective as of the Resignation Date, and (iv) effective as of the Resignation Date, enter into a release agreement with the Company in a customary form prepared by the Company (the “Release”).  You will be considered to be “Continuously and Actively Employed” if you are performing the normal duties of your position, as assigned by the Company from time to time, or are being compensated by the Company during periods of paid time off in accordance with the Company’s generally applicable policies.

4.Termination.  If, for any reason, you cease to be Continuously and Actively Employed with the Company prior to the Resignation Date, no Retention Bonus will be paid under this Agreement.  In such event, you may, however, be entitled to a severance payment under the terms and conditions of your employment agreement with the Company dated October 3, 2016 (the “Employment Agreement”). You agree that your resignation under this Agreement will constitute a voluntary resignation by you without “good reason” under the terms of the Employment Agreement.

5.Effect of Retention Bonus on Other Benefits.   The payment of the Retention Bonus will not alter your entitlement to, or the amount of, any severance or other payment or benefit you are entitled to under the Employment Agreement and any other plans, policies or arrangements of the Company, and compensation payable hereunder will not be treated as compensation in respect of any such plan, policy or arrangement.

ReShape Lifesciences, Inc. | 1001 Calle Amanecer, San Clemente, CA 92673 | Tel: 949-429-6680 | Fax: 949-429-6684

6.No Right to Continued Employment.   Nothing herein will alter your status as an at-will employee or confer upon you the right to remain in the employ or service of the Company, its subsidiaries or its affiliates, and nothing herein will restrict the ability of any of the foregoing entities from terminating your employment, without regard to the effect of such termination on your eligibility for the Retention Bonus or for any other benefit.

7.Miscellaneous.

(a)Withholding.  The Company is authorized to withhold from the Retention Bonus amounts of withholding and other taxes due in connection with the payment of the Retention Bonus.

(b)Section 409A. Notwithstanding any other provision of this Agreement, payments under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this Agreement will at all times be interpreted in accordance with such intent. You will have no binding right to payments made to you in error or any right to designate the time of payment of any Retention Bonus.

(c)Governing Law. This Agreement will be governed by the laws of the State of California.

(d)Successors. This Agreement will inure to your benefit and the benefit of your heirs and beneficiaries. This Agreement will be binding on and inure to the benefit of the Company and its respective successors and assigns, whether by merger, sale of assets or otherwise.

(e)Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement.

(f)Entire Agreement. This Agreement (together with the Employment Agreement) represents the complete understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous discussions and agreements between any parties with respect to such subject matter.

(g)Modification.  No provision of this Agreement may be modified, altered or amended, except by mutual agreement between the Company and you in writing.

If you accept the terms of this Agreement, please sign below in the space provided below.

RESHAPE LIFESCIENCES, INC.

/s/ Barton P. Bandy__________

By: Barton P. Bandy
Its: President & Chief Executive Officer

Agreed to as of the date set forth below:

/s/ Scott P. Youngstrom
Scott P. Youngstrom

Date:  April 12, 2019

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ReShape Lifesciences, Inc. | 1001 Calle Amanecer, San Clemente, CA 92673 | Tel: 949-429-6680 | Fax: 949-429-6684

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